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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G
                                 (RULE 13d-102)
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                                 (ANNUAL FILING)

                 INFORMATION TO BE INCLUDED IN STATEMENTS FILED
                    PURSUANT TO RULES 13d-1(b), (c), AND (d)
           AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(b)<F1>


                                    8X8, INC.
                                (Name of Issuer)

                                     COMMON
                         (Title of Class of Securities)

                                    282912 10 4
                                 (CUSIP Number)

                               February 14, 2000
            (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                         [   ]  Rule 13d-1(b)
                         [ X ]  Rule 13d-1(c)
                         [   ]  Rule 13d-1(d)

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[FN]
<F1>
       The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

       The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
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
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CUSIP No. 282912 10 4                    13G                    Page  2   of  6
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1      NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY):

Joseph Leon Parkinson
SSN: ###-##-####


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2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                  (a) [   ]

                                                                  (b) [   ]
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3      SEC USE ONLY

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4      CITIZENSHIP OR PLACE OF ORGANIZATION

       UNITED STATES OF AMERICA

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  NUMBER OF    |  5.  SOLE VOTING POWER:                              794,504
   SHARES      |
BENEFICIALLY   |  6.  SHARED VOTING POWER:                                  0
  OWNED BY     |
    EACH       |  7.  SOLE DISPOSITIVE POWER:                         794,504
  REPORTING    |
 PERSON WITH   |  8.  SHARED DISPOSITIVE POWER:                             0


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9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:   794,504


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10    CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                  [   ]
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11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                 4.3%

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CUSIP No. 282912 10 4                    13G                   Page   3   of  6
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12    TYPE OF REPORTING PERSON*

                                  IN
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                      *SEE INSTRUCTIONS BEFORE FILLING OUT!












































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                                                              Page   4   of  6
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ITEM 1(a).   Name of Issuer:

             8X8, INC. (the "Company")

ITEM 1(b).   Address of Issuer's Principal Executive Offices:

             2445 Mission College Blvd.
             Santa Clara, CA  95054


ITEMS 2(a)   Name of Person Filing:

             Joseph Leon Parkinson

ITEMS 2(b)   Address of Principal Business Office or, if None, Residence:

             123 West Highland View Drive
             Boise, ID  83702


ITEM 2(c).   Citizenship:

             UNITED STATES OF AMERICA



ITEM 2(d).   Title of Class of Securities:

             COMMON STOCK

ITEM 2(e).   CUSIP Number:

               282912 10 4



ITEM 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

             (a) [ ] Broker or dealer registered under Section 15 of the Exchange Act,

             (b) [ ]  Bank as defined in Section 3(a)(6) of the Exchange Act,

             (c) [ ] Insurance company as defined in Section 3(a)(19) of the Exchange Act,

             (d) [ ] Investment company registered under Section 8 of the Investment Company Act,

             (e) [ ] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E),
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                                                              Page   5   of  6
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             (f) [ ]  An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F),

             (g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(ii)(G),

             (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act,

             (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act,

             (j) [ ]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

             If this statement is filed pursuant to Rule 13d-1(c), check this box.[X]


Item 4.  Ownership

             Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

             (a) Amount beneficially owned:                   794,504

             (b) Percent of class:                               4.3%

             (c) Number of shares as to which such person has:

               (i)   Sole power to vote or to direct the vote:       794,504

               (ii)  Shared power to vote or to direct the vote:           0

               (iii) Sole power to dispose or to direct the
                      disposition of:                                794,504

               (iv)  Shared power to dispose or to direct the
                      disposition of:                                      0


Item 5.  Ownership of Five Percent or Less Of a Class

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].




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                                                              Page   6   of  6
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Item 6.  Ownership of More than Five Percent on Behalf of Another Person

         Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Securities Being Reported by the Parent Holding Company

         Not applicable.

Item 8.  Identification and Classification of Members of a Group

         Not applicable.

Item 9.  Notice of Dissolution of Group

         Not applicable.

Item 10.  Certification

         Not applicable.

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:    February 14, 2000


Signatures: /s/Joseph Leon Parkinson

Name/Title:  Joseph Leon Parkinson